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The MFS  Municipal  Income Fund (the "Fund"),  a series of MFS Municipal  Series
Trust, acquired all of the assets of MFS Municipal Bond Fund (the "acquired fund"), a series of MFS Series Trust IV. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the Fund (File No. 333-139458), as filed with the Securities and Exchange Commission via EDGAR on April 27, 2007, under Rule 429 under the Securities Act of 1933. Such description is incorporated herein by reference.

The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.